Exhibit 10.1

Execution Version

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

SUBSCRIPTION AGREEMENT

Between

OMF Fund IV SPV C LLC

- and -

DAKOTA GOLD CORP.

October 11, 2023

Table of Contents

Page

Article 1 DEFINITIONS AND INTERPRETATION	1

1.1	Defined Terms	1

1.2	Certain Rules of Interpretation	15

1.3	Currency	15

1.4	Time of Essence	15

1.5	Knowledge	16

1.6	Schedules	16

Article 2 SUBSCRIPTION FOR PURCHASED SECURITIES	16

2.1	Subscription for Common Shares	16

2.2	Use of Subscription Proceeds	17

Article 3 REPRESENTATIONS AND WARRANTIES	17

3.1	Representations and Warranties of the Company	17

3.2	Representations and Warranties of the Investor	38

3.3	Survival of Representations and Warranties	39

Article 4 COVENANTS	39

4.1	Mutual Covenants Regarding Closing	39

4.2	Future Financing	40

4.3	Right to Match	40

4.4	Liquidated Damages	43

4.5	ESG Matters	43

4.6	Survival of Covenants	44

Article 5 OTHER AGREEMENTS OF THE PARTIES	44

5.1	No Integration.	44

5.2	Securities Laws Disclosure; Publicity	44

5.3	Indemnity by the Company	45

- i -

TABLE OF CONTENTS

(continued)

Page

Article 6 CLOSING	46

6.1	Closing	46

6.2	Conditions to Closing in Favor of the Company	47

6.3	Conditions to Closing in Favor of the Investor	48

6.4	Waiver of Condition	50

Article 7 GENERAL PROVISIONS	50

7.1	Notices	50

7.2	Callback Procedure	52

7.3	Callback Contact	52

7.4	Governing Law	52

7.5	Further Assurances	53

7.6	Severability	53

7.7	Entire Agreement	53

7.8	Amendments	53

7.9	Waivers	54

7.10	Assignment	54

7.11	Third-Party Beneficiaries	55

7.12	Costs and Expenses	55

7.13	Counterparts	55

- ii -

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of the 11th day of October, 2023.

BETWEEN:

OMF Fund IV SPV C LLC, a limited liability company existing under the laws of the State of Delaware (the “Investor”)

- and -

DAKOTA GOLD CORP., a corporation existing under the laws of the State of Nevada (the “Company”)

RECITALS:

A.	The Company has requested, and the Investor has agreed, subject to the terms and conditions set out in the Transaction Documents (as defined herein), to provide Subscription Proceeds (as defined herein) for the exploration of the Material Projects (as defined herein) owned by the Company as of the date hereof.

B.	The Investor has agreed to subscribe for and purchase Common Shares (as defined herein) on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement (including the recitals and schedules hereto), unless the context otherwise requires, the following terms shall have the respective meanings given to them, as set out below, and grammatical variations of such terms shall have corresponding meanings:

(a)	“Action” means any action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company, before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

(b)	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

(c)	“Anti-Corruption Policy” means the anti-bribery and anti-corruption policy and procedures of the Project Parties to be adopted by the Board in accordance with Section 4.5.

(d)	“Applicable Law” means any law, any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county, local or other statute, law, ordinance, code, rule, regulation, Order (including any Securities Laws or requirements of stock exchanges and any consent, decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person’s property or assets.

(e)	“Authorization” means any authorization, approval, consent, mineral claim, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.

(f)	“Barrick Option” means the option agreement for the purchase and sale of real property made and entered into on September 7, 2021 between Homestake Mining Company of California and the Company, as amended by the first amendment to option agreement for purchase and sale of real property dated September 30, 2021.

(g)	“BHCA” has the meaning set out in Section 3.1(bbb).

(h)	“Board” means the board of directors of the Company.

(i)	“Business” means the business of the Project Parties, taken as a whole, as described in the Public Disclosure Documents, including, without limitation, the exploration and development of mineral resources from the Material Projects.

(j)	“Business Day” means any day, other than (i) a Saturday, Sunday or statutory holiday in either of Lead, South Dakota or New York City, New York, or (ii) a day on which banks are generally closed in either of those cities.

(k)	“Capitalized Lease Obligation” means, for any Person, any payment obligation of such Person under an agreement for the lease, license or rental of, or providing such Person with the right to use, property that, in accordance with GAAP, is required to be capitalized.

(l)	“Change of Control” means:

(i)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), except that such Person or group shall be deemed to have beneficial ownership of all shares that such Person or group have a right to acquire, whether such right is exercisable immediately or only after the passage of time, of more than 50% of the outstanding voting shares of the Company, or otherwise acquires the ability to elect a majority of the Board; or

(ii)	the occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (a) nominated by the Board nor (b) appointed by directors so nominated; or

(iii)	the acquisition of direct or indirect Control of the Company by any Person or group of Persons acting jointly or otherwise in concert; or

(iv)	any Subsidiary of the Company ceases to be a wholly-owned Subsidiary of the Company; or

(v)	the Company or any of its Subsidiaries, as applicable, takes any actions to effect any of the foregoing.

(m)	“Closing” means the closing of the purchase and sale of the Purchased Securities.

(n)	“Closing Date” means the second Business Day following the satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3 (other than the delivery of items to be delivered on the Closing Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date) or such other date mutually agreed to by the Investor and the Company.

(o)	“Closing Time” means 8:00 a.m. (New York City time) on the Closing Date or such other time mutually agreed to by the Investor and the Company.

(p)	“Code” means the Internal Revenue Code of 1986, as amended.

(q)	“Commission” means the Securities and Exchange Commission.

(r)	“Common Shares” means the shares of common stock in the capital of the Company which the Company is authorized to issue.

(s)	“Consolidated Basis” means, in respect of any calculations or determinations hereunder in respect of a Person, the consolidated financial position or results of operations, as the case may be, of such Person and all of its Subsidiaries determined on a consolidated basis in accordance with GAAP.

(t)	“Contract” means any agreement, contract, lease, license, option, indenture, mortgage, deed of trust, debenture, note or other instrument, arrangement, understanding or commitment.

(u)	“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlled” shall have the meaning correlative thereto.

(v)	“Debt” means, with respect to any Person on a Consolidated Basis, without duplication and without regard to any interest component thereof (whether actual or imputed) that is not due and payable, the aggregate of all indebtedness of that Person at that time that according to GAAP are required to appear in that Person’s financial statements as such, including without limitation the following amounts, each calculated in accordance with GAAP:

(i)	all obligations, including by way of overdraft and drafts or orders accepted representing extensions of credit, that would be considered to be indebtedness for borrowed money, and all obligations, whether or not with respect to the borrowing of money, that are evidenced by bonds, debentures, notes or other similar instruments;

(ii)	the face amount of all bankers’ acceptances and similar instruments;

(iii)	all liabilities upon which interest charges are customarily paid by that Person, other than liabilities for Taxes;

(iv)	any capital stock of that Person, or of any Subsidiary of that Person, which capital stock, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part;

(v)	all Capitalized Lease Obligations, synthetic lease obligations, obligations under Sale-Leasebacks and Purchase Money Obligations;

(vi)	letters of credit and similar instruments;

(vii)	accounts payable and accruals that are over 90 days past due (except to the extent being contested in good faith);

(viii)	the mark-to-market amount (to the extent “under water” from the perspective of such Person) of any hedging, swap, forward or other derivative transaction where such amount has been accelerated or has otherwise become due and payable;

(ix)	contingent liabilities in respect of performance bonds, surety bonds and product warranties, and any other contingent liability, in each case only to the extent that the contingent liability is required by GAAP to be treated as a liability on a balance sheet of the Person contingently liable; and

(x)	the amount of the contingent liability under any Guarantee in any manner of any part or all of an obligation of another Person of the type included in items (i) through (ix) above.

(w)	“Default Amount” means (i) [***] of the Subscription Proceeds plus (ii) any reasonable and documented expenses incurred by the Orion Group in connection with the applicable Financing Transaction.

(x)	“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof.

(y)	“Employee Plans” has the meaning set out in Section 3.1(jj).

(z)	“Encumbrance” means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, contractual right of set-off, consignment, lease, hypothecation, security interest, including a purchase money security interest, or other security agreement, trust or arrangement having the effect of security for the payment of any Debt, liability or obligation, and “Encumbrances” shall have the corresponding meaning.

(aa)	“Environmental Laws” means all Applicable Laws relating to the protection of the environment, natural resources, human health and safety, Hazardous Substances, the assessment of environmental and social impacts or the rehabilitation, reclamation and closure of lands used in connection with the Business.

(bb)	“Equity Securities” means, with respect to any Person, shares in the capital of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares in the capital of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares in the capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(cc)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules of the Commission thereunder.

(dd)	“Excluded Parties” means [***]

(ee)	“Exempt Offerings” has the meaning set out in Section 4.3(i).

(ff)	“FCPA” has the meaning set out in Section 3.1(cc).

(gg)	“Federal Reserve” has the meaning set out in Section 3.1(bbb).

(hh)	“Financial Statements” means the audited consolidated financial statements of the Company as at December 31, 2022 and March 31, 2022 and for the nine-month transition period ended December 31, 2022 and for the year ended March 31, 2022, including the notes thereto, together with the auditor’s report thereon, and the unaudited condensed consolidated interim financial statements of the Company for the quarterly period ended June 30, 2023, each of which form part of the Public Disclosure Documents.

(ii)	“Financing Deadline” has the meaning set out in Section 4.2(a).

(jj)	“Financing Offer” has the meaning set out in Section 4.3(a).

(kk)	“Financing Request” has the meaning set out in Section 4.2(a).

(ll)	“Financing Support” has the meaning set out in Section 4.2(a).

(mm)	“Financing Support Funding Date” has the meaning set out in Section 4.2(a).

(nn)	“Financing Support Transaction” has the meaning set out in Section 4.2(b).

(oo)	“Financing Term Sheet” has the meaning set out in Section 4.2(b).

(pp)	“Financing Transaction” has the meaning set out in Section 4.3(a).

(qq)	“GAAP” means accounting principles generally accepted in the United States of America.

(rr)	“Good Industry Practice” means, in relation to any decision or undertaking, the exercise of that degree of diligence, skill, care, prudence, oversight, economy and stewardship which is commonly observed or would reasonably be expected to be observed by skilled and experienced professionals in the American mining industry engaged in the same type of undertaking under the same or similar circumstances.

(ss)	“Governmental Body” means any domestic or foreign federal, provincial, territorial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities or stock exchange.

(tt)	“Guarantee” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, letter of credit, lease, dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation (including keep-well covenants), or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the lender of such obligation will be protected against Loss in respect thereof. The amount of any guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

(uu)	“Hazardous Substances” means any substance, material or waste defined, regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos.

(vv)	“Investment Company Act” has the meaning set out in Section 3.1(bbb).

(ww)	“IT Systems and Data” has the meaning set out in Section 3.1(dd).

(xx)	“Losses” means any and all damages, claims, losses, diminution of value, liabilities, fines, injuries, Taxes, costs, penalties and expenses (including reasonable legal fees). Losses shall not include consequential, special, exemplary, indirect, incidental or punitive damages or loss of profits or opportunity except to the extent such losses are awarded to a third party in connection with a claim by a third party.

(yy)	“Material Adverse Effect” means, individually or in the aggregate, any event, circumstance, change or effect that would reasonably be expected to have a materially adverse effect on (i) the Business, affairs, capitalization, assets, liabilities, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) the development, construction or operation of the Material Projects, (iii) the ability of the Company to consummate the transactions contemplated by this Agreement or the Royalty Agreement or to perform its obligations hereunder and thereunder, or (iv) the rights and remedies of the Investor under this Agreement.

(zz)	“Material Contracts” means the Contracts listed on Schedule 1.1(zz) and any other Contract which is material to the Business or the Material Projects, having regard to the potential consequences of the breach, loss or termination of such Contract, and any other Contract involving potential expenditure or revenue of more than $10,000,000 in any Fiscal Year or more than $10,000,000 in aggregate over the expected term of the Contract.

(aaa)	“Material Orders” means the Orders listed on Schedule 1.1(aaa) and any other Order which is material to the Business or the Material Projects.

(bbb)	“Material Project Authorizations” means the Project Authorizations listed on Schedule 1.1(bbb), and any other Project Authorization, the breach, loss or termination of which would be, or would reasonably be expected to be, materially adverse to the exploration of the Material Projects.

(ccc)	“Material Projects” means, collectively, the mineral projects described in Schedule 1.1(ccc) and any other mineral project acquired, directly or indirectly, by the Company after the date hereof that is material to the Company’s then-current asset holdings.

(ddd)	“Minerals” means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from the Real Property, and including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Real Property, and including ore and any other products resulting from the further milling, processing or other beneficiation of Minerals, including doré.

(eee)	“Money Laundering Laws” has the meaning set out in Section 3.1(aa).

(fff)	“NYSE American” means the NYSE American LLC stock exchange.

(ggg)	“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.

(hhh)	“Orion Group” has the meaning set out in Section 4.3(c).

(iii)	“Orion Transaction Offer” has the meaning set out in Section 4.3(c).

(jjj)	“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, mineral claims or franchises held by any Project Party or required to be obtained from any Person (other than a Governmental Body), for the construction, development and operation of the Material Projects.

(kkk)	“Permitted Encumbrances” means any of the following:

(i)	good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, Contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations, provided such Encumbrances do not materially impair the operation of the Business of any Project Party;

(ii)	Encumbrances made or incurred in the ordinary course of business to secure (a) workers’ compensation, surety or appeal bonds, letters of credit, costs of litigation when required by law, Order, and public and statutory obligations, or (b) the discharge of Encumbrances or claims incidental to construction and mechanics’, miners’, warehouseman’s, carriers’ and other similar liens or construction and mechanics’ and other similar Encumbrances, provided such Encumbrances do not materially impair the operation of the Business of any Project Party;

(iii)	any development or similar agreements concerning real property of such Person entered into with a Governmental Body or public utility from time to time which do not and will not materially detract from the value of such property or materially impair its use in the operation of the Business of any Project Party, and which are not violated in any material respect;

(iv)	such minor defects as may be revealed by an up to date plan of survey of any property and any minor registered or unregistered Encumbrances, including, without limitation, easements, rights of way, encroachments, restrictive covenants, servitudes or other similar rights in land granted to or reserved by other Persons, rights of way for sewers, electric lines, telephone lines and other similar purposes, or zoning by-laws or other restrictions as to the use of real property which defects, Encumbrances, easements, servitudes, rights of way and other similar rights and restrictions do not in the aggregate materially detract from the value of the said properties or materially impair their use in the operation of the Business;

(v)	security or deposits given to a public utility or any Governmental Body when required by such utility or Governmental Body;

(vi)	Encumbrances securing Purchase Money Obligations and Capitalized Lease Obligations relating solely to the acquisition of mobile equipment necessary for the exploration, development, construction or operation of the Material Projects, provided that the aggregate of the Debt outstanding at any time in respect of the Purchase Money Obligations and Capitalized Lease Obligations referred to in this paragraph shall not exceed $10,000,000; and provided that such Encumbrances extend only to the property clearly and individually identified as acquired or financed thereby (including the proceeds of such property) and no recourse is available to any other assets of any Project Party;

(vii)	Encumbrances for Taxes, assessments or governmental charges or levies not yet due or delinquent provided that the claims secured thereby are being contested in good faith by such Person and adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(viii)	Encumbrances and charges incidental to construction or current operations (including, without limitation, carriers’, warehouseman’s, mechanics’, miners’, materialmen’s and repairmen’s liens) that have not at such time been filed pursuant to law or which relate to obligations not due or delinquent provided that the claims secured thereby are being contested in good faith by such Person and adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP and such Encumbrances do not materially impair the operation of the Business of any Project Party;

(ix)	the right reserved to or vested in any Governmental Body by the terms of any lease, license, franchise, grant or permit acquired by a Project Party or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof, provided such Encumbrances do not materially impair the operation of the Business of any Project Party;

(x)	the restrictions, exceptions, reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants from any Governmental Body and such Encumbrances do not materially impair the operation of the Business of any Project Party;

(xi)	Encumbrances on concentrates or Minerals or the proceeds of sale of such concentrates or Minerals arising or granted pursuant to a processing or refining arrangement entered into in the ordinary course and upon usual market terms, securing only the payment of the Company’s or any Subsidiary of the Company’s respective portion of the fees, costs and expenses attributable to the processing of such concentrates or Minerals under any such processing or refining arrangement, but only insofar as such Encumbrances relate to obligations which are at such time not past due or the validity of which are being contested in good faith by appropriate Proceedings and adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP and such Encumbrances do not materially impair the operation of the Business of any Project Party;

(xii)	Encumbrances securing directly or indirectly Debt in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations of a Project Party to the extent required by Applicable Laws, a Governmental Body, provided that such Encumbrances consist of cash collateral;

(xiii)	matters of public record which do not materially adversely affect the use of any Real Property or the Company’s ability to explore, develop, construct, operate or extract mineral resources in respect of Real Property;

(xiv)	with respect to any unpatented mining claims or millsites comprising a portion of the Real Property, the paramount title of the United States of America;

(xv)	applicable zoning or other land use laws; or

(xvi)	any Royalty Obligation,

provided, however, that no Encumbrance described in (i) through (iii) above shall constitute a Permitted Encumbrance if it was incurred in connection with the borrowing of money.

(lll)	“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.

(mmm)	“Proceeding” means an action, claim, suit, arbitration, hearing, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

(nnn)	“Project Authorizations” means all Authorizations and Other Rights (including environmental Authorizations) necessary for (i) the development, construction and mining operations of the Material Projects, and (ii) the commencement and ongoing operation of commercial production transactions.

(ooo)	“Project Parties” means, collectively, the Company and its Subsidiaries.

(ppp)	“Project Property” means all of the property, assets, undertaking and rights of the Project Parties in and relating to the Material Projects, whether now owned or existing or hereafter acquired or arising, including real property, personal property and mineral interests, and specifically including, but not limited to: (i) the Project Real Property; (ii) all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property; (iii) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and (iv) all books and records of the Project Parties related to any of the foregoing.

(qqq)	“Project Real Property” means all real property interests, all patented or unpatented mining claims, mineral leases and other mineral rights, claims and interests, and all surface access rights held by any of the Project Parties relating to the Material Projects (which as of the date hereof, are as set forth in Schedule 1.1(qqq)), and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body.

(rrr)	“Prospectus” means the base prospectus included in the Registration Statement at the time it was declared effective by the Commission.

(sss)	“Prospectus Supplement” means the prospectus supplement of the Company containing certain supplemental information regarding the Common Shares and the terms of the offering of the Common Shares that has been or will be filed with the Commission in accordance with Rule 424, and delivered by the Company to the Investor on or prior to the Closing.

(ttt)	“Public Disclosure Documents” has the meaning set out in Section 3.1(h).

(uuu)	“Purchase Money Obligations” means the outstanding balance of the purchase price of real and/or personal property, title to which has been acquired or will be acquired upon payment of such purchase price, or indebtedness to non-vendor third parties incurred to finance the acquisition of such new and not replacement real and/or personal property, or any refinancing of such indebtedness or outstanding balance.

(vvv)	“Purchased Securities” means 6,666,667 Common Shares.

(www)	“Real Property” means the Project Real Property and all other real property interests, patented or unpatented mining claims, mineral leases and other mineral rights, concessions and interests, and all surface access rights held by any Project Party and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body (which, as of the date hereof, to the extent not constituting Project Real Property, are as set forth in Schedule 1.1(www)).

(xxx)	“Registration Statement” means the Registration Statement on Form S-3 (File No. 333-266155) (including a base prospectus and the documents incorporated by reference therein) filed by the Company with the Commission on July 15, 2022, which was declared effective on July 27, 2022.

(yyy)	“Required Approvals” has the meaning set out in Section 3.1(d).

(zzz)	“Richmond Hill Option” means the option agreement for purchase and sale of real property made and entered into on October 14, 2021 among Homestake Mining Company of California, LAC Minerals (USA) LLC and the Company, as amended by the first amendment to option agreement for purchase and sale of real property dated September 8, 2022.

(aaaa)	“ROFO Review Period” has the meaning set out in Section 4.3(c).

(bbbb)	“Royalty Agreement” means the royalty agreement to be entered into by OMF Fund IV SPV A LLC and the Company on the Closing Date, in the form attached as Exhibit A hereto.

(cccc)	“Royalty Obligations” means the royalties set out in Schedule 1.1(cccc) hereto.

(dddd)	“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

(eeee)	“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

(ffff)	“Sale-Leaseback” means an arrangement under which title to any property or an interest therein is transferred by or on the direction of a Person (“X”) to another Person which leases or otherwise grants the right to use such property, asset or interest (or other property, which X intends to use for the same or a similar purpose) to X (or nominee of X), whether or not in connection therewith X also acquires a right or is subject to an obligation to acquire the property, asset or interest, and regardless of the accounting treatment of such arrangement.

(gggg)	“Sanctioned Country” has the meaning set out in Section 3.1(bb).

(hhhh)	“Sanctions” has the meaning set out in Section 3.1(bb).

(iiii)	“Securities Act” means the United States Securities Act of 1933, as amended.

(jjjj)	“Securities Laws” means all applicable securities laws and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Commission, and all rules and policies of the NYSE American and any other stock exchange on which securities of the Company are traded.

(kkkk)	“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Shares).

(llll)	“Subscription Proceeds” has the meaning set out in Section 2.1(a).

(mmmm)	“Subsidiary” means with respect to any Person, any other Person which is Controlled directly or indirectly by that Person, and “Subsidiaries” means all of such other Persons.

(nnnn)	“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with respect to Taxes, and including any amendment thereof.

(oooo)	“Taxes” means all present and future taxes (including, for certainty, real property taxes), levies, imposts, stamp taxes, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto and “Tax” shall have a corresponding meaning.

(pppp)	“Trading Day” means a day on which the NYSE American is open for trading.

(qqqq)	“Transaction Documents” means this Agreement, the Royalty Agreement, all exhibits and schedules hereto and thereto, and the Prospectus Supplement.

(rrrr)	“Transaction Notice” has the meaning set out in Section 4.3(a).

(ssss)	“Treasury Regulations” means treasury regulations promulgated under the Code.

1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to a “paragraph”, “Section” or “Article” followed by a number or letter refer to the specified paragraph, Section or Article of this Agreement;

(c)	the division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular shall include the plural and vice versa, and words importing gender shall include all genders;

(e)	the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement, and references to a Person in this Agreement mean such Person or its successors or permitted assigns;

(g)	references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement;

(h)	references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; and

(i)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, the date on which such payment shall be made, action shall be taken or period shall expire shall be the next following Business Day.

1.3	Currency

All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

1.5	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Company, it shall be deemed to refer to the actual knowledge of any officer, director or member of management of the Company or any Subsidiary, and all information which ought to have been known by any of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.

1.6	Schedules

The following schedules are attached to and form an integral part of this Agreement:

Schedule 1.1(zz)	Material Contracts
Schedule 1.1(aaa)	Material Orders
Schedule 1.1(bbb)	Material Project Authorizations
Schedule 1.1(ccc)	Material Projects
Schedule 1.1(qqq)	Project Real Property
Schedule 1.1(www)	Real Property
Schedule 1.1(cccc)	Royalty Obligations
Schedule 3.1(e)	Capitalization
Schedule 3.1(f)	Subsidiaries; Other Ventures
Schedule 3.1(g)	Chief Executive Office and Other Locations
Schedule 3.1(n)(ii)	Project Property
Schedule 3.1(s)	Acquisition and Repurchase Rights
Schedule 3.1(ff)(v)(A)	Existing Obligations
Schedule 4.2(a)	Milestones
Exhibit A	Royalty Agreement

Article 2
SUBSCRIPTION FOR PURCHASED SECURITIES

2.1	Subscription for Common Shares

(a)	Subject to the terms and conditions of this Agreement, the Investor hereby subscribes for and agrees to purchase the Purchased Securities from the Company on the Closing Date, and the Company hereby accepts such subscriptions and agrees to issue the Purchased Securities from treasury and sell the Purchased Securities to the Investor on such date, at a purchase price of $2.55 per Common Share for an aggregate subscription price equal to $17,000,000 (the “Subscription Proceeds”).

(b)	Subject to the satisfaction of the terms and conditions of this Agreement, at the Closing Time, the Investor shall pay, or cause to be paid to the Company, the Subscription Proceeds by wire transfer in immediately available funds to the account specified by the Company in writing to the Investor, as provided in accordance with Section 7.2.

2.2	Use of Subscription Proceeds

The Company shall use the Subscription Proceeds for the exploration and development of the Material Projects owned by the Company as of the date hereof, including working capital and general and administrative expenses.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

The Company, acknowledging that the Investor is entering into this Agreement in reliance thereon, hereby represents and warrants to the Investor as of the date hereof, as follows:

(a)	Organization and Powers. Each Project Party: (i) has been duly incorporated or formed and is validly existing under the laws of its jurisdiction of existence, incorporation or formation, as applicable, and is in good standing (to the extent such concept is applicable in its jurisdiction); (ii) has all requisite corporate power and authority to own and lease its property and assets and to carry on its Business; (iii) has all requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder; and (iv) is duly qualified, licensed, registered and authorized to do business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it make such qualification, licensing or registration necessary. No Proceeding has been instituted or, to the Company’s knowledge, threatened in Nevada, South Dakota or any other such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, licensing or registration. Each Project Party is up-to-date in all of its corporate filings in all material respects.

(b)	Authorization; No Conflict. The execution and delivery by the Company of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate or other action on its part (and such authorizations remain in full force and effect) and do not and will not: (i) contravene any provision of its articles of incorporation, by-laws, shareholders agreements (if any), any resolution of its shareholders or directors (or any committee thereof) or any other organizational or governing documents of the Company; (ii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving of notice or lapse of time or both), any Material Contract; (iii) subject to the Required Approvals, violate any Applicable Law; or (iv) result in, or require, the creation or imposition of any Encumbrance on any property or assets of the Project Parties or the Material Projects.

(c)	Execution; Binding Obligation. This Agreement (i) has been duly executed and delivered by the Company, and (ii) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(d)	Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or Order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 5.2 of this Agreement, (ii) the filing with the Commission of the Prospectus Supplement, (iii) approval by the NYSE American of the listing of the Common Shares in the time and manner required thereby and (iv) such filings as are required to be made under applicable state Securities Laws (collectively, the “Required Approvals”).

(e)	Capitalization. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than for subsequent issuances, if any, pursuant to employee benefit plans, or upon the exercise of outstanding options or warrants. The Common Shares conform in all material respects to the description thereof contained in the Registration Statement. All of the issued and outstanding Common Shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all federal and state Securities Laws. None of the outstanding Common Shares was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. Except as disclosed in Schedule 3.1(e), there are no preemptive rights, rights of first refusal or other rights to purchase, or equity or Debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company, inclusive of Common Shares. The descriptions of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Public Disclosure Documents accurately and fairly present, in all material respects, the information required to be shown with respect to such plans, arrangements, options and rights and Schedule 3.1(e) accurately sets out the number of outstanding options and warrants as of the date hereof, including, in both cases, the term and exercise prices.

(f)	Subsidiaries; Other Ventures. Schedule 3.1(f) sets forth the true and complete list of all Subsidiaries of the Company, including the type and number of issued and outstanding shares or other Equity Securities of each such Subsidiary and the Person in whose name such shares or Equity Securities are registered. Other than as set out in Schedule 3.1(f), no Person (other than a Project Party) has any option, warrant, right (pre-emptive contractual or otherwise) or other security or conversion privilege of any kind that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire (whether or not subject to conditions) common shares or other Equity Securities of any Subsidiary or Common Shares or other Equity Securities of the Company. Except as disclosed in Schedule 3.1(f), no Project Party is engaged in any joint purchasing arrangement, joint venture, partnership or other joint enterprise with any other Person. No Person has a direct or indirect ownership or other proprietary or beneficial interest in any Subsidiary of the Company, the Project Real Property or the Material Projects, other than the Project Parties, the Royalty Obligations or another Permitted Encumbrance.

(g)	Chief Executive Office and Other Locations. The principal place of business and chief executive office of each Project Party as of the date hereof is set out in Schedule 3.1(g). The minute books and material corporate records of each Project Party are located at its registered office, and the only other offices and/or locations where it keeps tangible property (except for tangible property located at the Material Projects) or conducts any of its Business as of the date hereof are set forth in Schedule 3.1(g).

(h)	Public Disclosure Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such materials) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement, being collectively referred to herein as the “Public Disclosure Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such Public Disclosure Documents prior to the expiration of any such extension. As of their respective dates, the Public Disclosure Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Public Disclosure Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the Public Disclosure Documents complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)	Material Changes. Since the date of the Financial Statements included within the Public Disclosure Documents, except as disclosed in the Public Disclosure Documents filed at least one Trading Day prior to the date hereof and in the Prospectus Supplement, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to have a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any Equity Securities to any officer, director or Affiliate, except pursuant to existing Company incentive award plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Common Shares contemplated by this Agreement at the time this representation is made or deemed made, no event, liability, fact, circumstance, occurrence or development has occurred or exists with respect to the Company or its Businesses, prospects, properties, operations, assets, financial condition or results of operations that would be required to be disclosed by the Company under applicable Securities Laws at the time this representation is made or deemed made or thereafter that has not been publicly disclosed at least one Trading Day prior to the date hereof.

(j)	Solvency. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the transactions contemplated hereunder and the transactions contemplated by the Transaction Documents, (i) the fair saleable value of the Company’s assets will exceed the amount that will be required to be paid on or in respect of the Company’s existing Debt and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets will not constitute unreasonably small capital to carry on its Business as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the Business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur Debt beyond its ability to pay such Debt as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its Debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. The Public Disclosure Documents set forth as of the date hereof all outstanding secured and unsecured indebtedness of the Project Parties, or for which the Project Parties have commitments.

(k)	No Defaults; Material Contracts. No event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) has resulted in a violation or breach which has not been waived, cured or otherwise remedied or would give any Project Party or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any (a) Material Contract, bond or other instrument to which it is bound, (b) Material Project Authorization, or (c) Material Order to which it is a party or by which it or its properties and assets may be bound, and, to the knowledge of the Company, each other Person that is party thereto is in compliance in all material respects with the terms and requirements thereof. Without limiting the generality of the foregoing:

(i)	all Material Contracts as of the date hereof, are set out in Schedule 1.1(zz) and true and complete copies thereof have been made available to the Investor;

(ii)	no Project Party, nor, to the Company’s knowledge, any other Person, is in default or breach in the observance or performance of any material term, covenant or obligation to be performed by any Project Party or such other Person under any Material Contract to which it is a party or by which it is otherwise bound (including its property and assets) which has not been cured in accordance with the terms of such Material Contract and each such Material Contract is in good standing, constitutes a legal, valid and binding agreement of each of the parties thereto, and is in full force and effect, and is enforceable in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction; and

(iii)	the Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any such Material Contract and neither the Company nor any of its Subsidiaries has received notice of any intention to terminate any such Material Contract or repudiate or disclaim any transaction contemplated thereby.

(l)	Title to Real Property. Schedule 1.1(qqq) and Schedule 1.1(www) set out a complete and accurate list of the Real Property in which any Project Party has a right, title or interest as of the date hereof. The Project Parties, subject to Permitted Encumbrances:

(i)	have valid and subsisting leasehold title to all leases of real property and mineral claims included within the Real Property;

(ii)	have valid possessory and recorded title to all unpatented mining claims included within the Real Property, except for such mineral interests that are leased to the Project Parties and are covered under paragraph (i); provided, however, that with respect to those unpatented mining claims, (A) the possessory interests therein are held subject to (1) the paramount title of the United States of America, and (2) the right of the applicable Governmental Body to allow third parties to use the surface of those claims and to lease to third parties any non-locatable minerals from the ground covered by those claims; and (B) the Company makes no representation or warranty as to (1) the discovery of a valuable mineral deposit on or within any of those claims, (2) that is has established pedis possessio rights with respect to any of those claims, or (3) the nature or extent of its rights to use the surface of any of those claims for purposes ancillary to mining;

(iii)	have good and marketable title to such other real property interests included within the Real Property and not otherwise included under parts (i) and (ii);

(iv)	such Real Property is free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Schedule 1.1(qqq) and Schedule 1.1(www) as of the date hereof, no Project Party holds fee title, a leasehold interest or other real property interests or rights (including licenses from landholders permitting the use of land, leases, rights of way, occupancy rights, surface rights and easements);

(v)	no Project Party has entered into or approved entering into any agreement in respect of (a) the sale of any Real Property of such Project Party, or assets or any interest therein or the sale, transfer or other disposition of any Real Property of such Project Party, or assets related to the Real Property or any interest therein currently owned, directly or indirectly relating to the Real Property, by such Project Party whether by asset sale, transfer of shares or otherwise (other than as permitted pursuant to this Agreement) or (b) any Change of Control;

(vi)	each Project Party’s current and prior use of all Real Property and all of the Project Parties’ improvements located on the Real Property comply in all material respects with all existing subdivision, land use and zoning ordinances, regulations and restrictions and all Permitted Encumbrances encumbering the Real Property and there is no claim pending or, to the Company’s knowledge, threatened against or affecting any of the Real Property or the improvements located or proposed to be located thereon;

(vii)	there is no pending condemnation Proceeding or similar threat of taking against the Real Property or any portion thereof. No Project Party has received any notice of any pending condemnation Proceeding or special assessment against any of the Real Property, and to the knowledge of the Company, no such proceeding or assessment is threatened;

(viii)	the Company has made available to the Investor true and complete copies of all material topographic maps, meteorological data, surveys, mineral ownership reports, mineral resource reports, title commitments, title reports, and issued title insurance policies relating to the Real Property in the possession of the Project Parties;

(ix)	to the Company’s knowledge, there are no unrecorded tenancies, easement agreements or other occupancies or rights of possession, ownership or use affecting the Real Property; and

(x)	no Project Party has received any written notice of any third-party mining, mineral or water extraction or development project (including any oil or gas leases or plans to mine aggregate) under construction or for which permits are currently being obtained, located or planned to be located on or under any of the Real Property.

(m)	Title to Personal Property: The Company and its Subsidiaries have good and valid title to all of their respective assets and property that is not Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(n)	Project Property. Without limiting the generality of Sections 3.1(l) and 3.1(m):

(i)	all of the Project Property is leased, held or owned by the Project Parties, and no Person other than the Project Parties has any rights to operate or exploit the Material Projects, other than for and on behalf of the Project Parties or in connection with the Royalty Agreement, the Royalty Obligations or another Permitted Encumbrance;

(ii)	other than as described in Schedule 3.1(n)(ii), none of the Project Real Property or any Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty; and

(iii)	other than pursuant to the Project Authorizations and Applicable Laws, there are no restrictions on the ability of the Project Parties to exploit the Project Real Property.

(o)	Maintenance of Project Property. All unpatented mining claims fees, maintenance fees, recording fees, and Taxes and all other material amounts have been paid when due and payable and all other actions and all other obligations as are required to maintain the Project Property in good standing in all material respects, have been taken and complied with.

(p)	No Expropriation. No assets or property of the Company and its Subsidiaries, nor any part thereof (other than immaterial or non-substantial portions of such assets and property not forming the Project Property), has been taken or expropriated by any Governmental Body nor has any notice been given or Proceeding commenced by a Governmental Body in respect thereof nor, to the knowledge of the Company, is there any intent or proposal to give any such notice or commence any such Proceeding.

(q)	Insurance. The Project Property and the Business and operations of the Project Parties are insured with reputable insurance companies (not Affiliates of the Company) in such amounts, with such deductibles and covering such risks as is consistent with insurance carried by reasonably prudent participants in the mining industry in the relevant jurisdictions, and such coverage is in full force and effect and no Project Party has breached the terms and conditions of any policies in any material respect nor failed to promptly give any notice or present any material claim thereunder. There are no material claims by any Project Party under any such policy as to which any insurer is denying liability or defending under a reservation of rights clause. To the knowledge of the Company, each of the Project Parties will be able to (i) renew existing insurance coverage as and when such policies expire or (ii) obtain comparable insurance coverage from similar institutions.

(r)	Authorizations and Other Rights. The Project Parties have obtained or been issued all such Authorizations and Other Rights as are necessary for the exploration of the Material Projects, except for those Authorizations and Other Rights which, if not held, do not have and would not reasonably be expected to have a material impact on the Project Parties’ ability to explore the Material Projects or which are not required as of the date hereof. Without limiting the foregoing, the Project Parties have obtained or been issued all Project Authorizations other than such Authorizations and Other Rights that are not necessary on the date this representation and warranty is made or deemed made or repeated for the conduct of exploration activities as such activities are currently being conducted, but that are expected to be obtained, in the ordinary course of business, by the time they are necessary for the conduct of exploration activities. Without limiting the foregoing:

(i)	all Project Authorizations which have been obtained or issued as of the date hereof are set out in Schedule 1.1(bbb), true and complete copies thereof have been made available to the Investor, and no Project Party is in breach or default of the terms and conditions thereof in any material respect; all of such Project Authorizations are in good standing, and no Proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit in any material respect any such Project Authorizations;

(ii)	to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to adversely affect the issuance, renewal or obtaining of any Project Authorizations and material Other Rights (whether obtained or issued or to be obtained or issued);

(iii)	no issued Project Authorization is subject to any condition to effectiveness or condition required to have been satisfied as of the date hereof that have not been satisfied;

(iv)	all Project Authorization applications are true, complete and correct; and

(v)	there are no Proceedings pending, or, to the knowledge of the Company, threatened, which might reasonably be expected to result in the revocation, termination or adverse modification of any Project Authorization, and to the knowledge of the Company, no such investigation or Proceeding has been threatened, and no conditions, facts or circumstances exist that currently or with the lapse of time could result in the imposition of any material limitation on the exploration of the Material Projects or in any penalty. No Project Party has received written notice from any Governmental Authority indicating that any outstanding application for any Project Authorization will not be granted in a timely manner or, if granted, will contain conditions which would reasonably be expected to be material, and no Project Party is aware of any conditions, facts or circumstances that could reasonably be expected to result in any delay or refusal by a Governmental Authority to issue a Project Authorization that has not yet been obtained.

(s)	Acquisition and Repurchase Rights. Other than as disclosed in Schedule 3.1(s), no Person (other than the Company or one of its Subsidiaries) has any option, warrant, right (pre-emptive, contractual or otherwise) or other security or conversion privilege issued or granted by the Company or any of their Subsidiaries of any kind that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire (whether or not subject to conditions) common shares, joint venture interests or other securities of the Company or any of their Subsidiaries, including pursuant to one or more multiple exercises, conversions and/or exchanges or other securities, joint venture interests or rights (pre-emptive, contractual or otherwise). No Person has any right to require the Company or any of their Subsidiaries to purchase, redeem or otherwise acquire any of its issued and outstanding common shares, joint venture interests or other securities of the Company or any of their Subsidiaries. No shareholder, unitholder or joint venture interest holder or other Person has any pre-emptive right or right of first refusal in respect of the allotment and issuance of any unissued common shares, other securities, joint venture interests of the Project Parties, the Company or any of their Subsidiaries.

(t)	Voting and Registration Rights. The Company is not a party or subject to any agreement or understanding, and to the knowledge of the Company, there is no agreement between any securityholders of the Company, that affects or relates to the voting or giving of written consents with respect to, any of the Company’s securities; and the Company has not granted any registration rights or similar rights with respect to its securities to any Person.

(u)	Transfer Agent. Odyssey Trust Company (or its Affiliate) at its principal office in the city of Vancouver, British Columbia is the duly appointed registrar and transfer agent of the Company with respect to the Common Shares.

(v)	Issuance of the Common Shares: The Purchased Securities are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid Common Shares and nonassessable, free and clear of all liens imposed by the Company. The Company has reserved from its duly authorized capital stock the maximum number of Common Shares issuable pursuant to this Agreement. The offering and sale of the Common Shares is being made pursuant to the Registration Statement, the Prospectus and the Prospectus Supplement, and all of the Common Shares will, following the Closing, be freely transferable and freely tradeable by the Investor on the NYSE American without restriction other than any restriction that would apply if the Investor were determined to be an Affiliate of the Company. The Common Shares shall not bear any restrictive legends (electronic or otherwise). The Company has prepared and filed the Registration Statement, including the Prospectus, in conformity with the requirements of the Securities Act and such amendments and supplements thereto as may have been required to the date of this Agreement. The Registration Statement has been declared effective by the Commission, and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus or Prospectus Supplement has been issued by the Commission and no Proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the Commission. The Company has filed the Prospectus Supplement with the Commission pursuant to Rule 424. At the time the Registration Statement became effective, at the date of this Agreement and at the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Securities Act, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; the Prospectus and any amendments or supplements thereto (including the Prospectus Supplement), at the time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the time of filing the Registration Statement, the Company was eligible to use Form S-3 and met the transaction requirements as set forth in General Instruction I.B.l of Form S-3. The Company is eligible to use Form S-3 and meets the transaction requirements as set forth in General Instruction I.B.l of Form S-3.

(w)	Listing of Common Shares. The Common Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Common Shares are listed and posted for trading on the NYSE American, and the Company has not, in the 12 months preceding the date hereof, received notice from the NYSE American or any other exchange or market on which the Common Shares is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of the NYSE American or other exchange or market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements of the NYSE American or any other exchange or market on which the Common Shares are listed or quoted. The Common Shares are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(x)	Acknowledgment Regarding the Investor’s Purchase of Purchased Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Investor’s purchase of Purchased Securities. The Company represents to the Investor that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(y)	Acknowledgment Regarding the Investor’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) the Investor has not been asked by the Company to agree, nor has the Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Purchased Securities for any specified term; (ii) past or future open market or other transactions by the Investor, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the Closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) the Investor, and counter-parties in “derivative” transactions to which the Investor is a party, directly or indirectly, presently may have a “short” position in the Common Shares, and (iv) the Investor shall not be deemed to have any affiliation with or Control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) the Investor may engage in hedging activities at various times during the period that the Common Shares are outstanding, and (z) such hedging activities (if any) would reduce the value of the Investor’s equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(z)	Applicable Laws; Conduct of Operations. The Project Parties, including in the conduct of operations at the Material Projects, are and have been in compliance in all material respects with all Applicable Laws and, without limiting the generality of the foregoing, all exploration activities in respect of the Real Property have been conducted in accordance with Good Industry Practice and all material workers’ compensation and health and safety regulations have been complied with in all material respects (provided that for any period prior to which any Project Party had an interest in such Real Property, such representation shall be qualified by the Project Party’s knowledge). There are no pending or, to the knowledge of the Company, proposed changes to Applicable Laws that would render illegal or materially restrict the exploration, development and construction of the Material Projects or the conduct of operations at the Material Projects or that would otherwise reasonably be expected to result in a Material Adverse Effect.

(aa)	Compliance with Anti-Money Laundering Laws. The operations of the Company and each Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries does business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any arbitrator, court, Governmental Body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations (collectively, the “Money Laundering Laws”); and no Proceeding by or before any such arbitrator, court, Governmental Body, regulatory body, administrative agency or other authority body or agency involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened. None of the Company, any of the Subsidiaries nor any director or officer of the Company or the Subsidiaries nor, to the knowledge of the Company, any agent, employee, Affiliate or other Person acting on behalf of the Company or any of the Subsidiaries has (A) made any unlawful contribution to any candidate for non-United States office, or failed to disclose fully any such contribution in violation of law, or (B) made any payment to any federal or state governmental officer or official, or other Person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States of any jurisdiction thereof.

(bb)	No Conflicts with Sanctions Laws. Neither the Company nor any of the Subsidiaries, nor any director or officer of the Company or the Subsidiaries, nor, to the knowledge of the Company, any agent, employee or representative of the Company or the Subsidiaries, Affiliate or other Person associated with or acting on behalf of the Company or the Subsidiaries is currently subject to any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State or Bureau of Industry and Security of the U.S. Department of Commerce (including, without limitation, the designation as a “specially designated national” or “blocked person”)), Canada (including, without limitation, sanctions administered or enforced by the Office of the Superintendent of Financial Institutions), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of the Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, the Crimean region, Sudan, Syria and Russia (each, a “Sanctioned Country”); and the Company will not directly or indirectly use Subscription Proceeds, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity (i) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country, or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and the Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(cc)	Compliance with Anti-Corruption Laws. None of the Company, nor any of the Subsidiaries nor any director or officer of the Company or the Subsidiaries nor, to the knowledge of the Company, any agent, employee, Affiliate or other Person acting on behalf of the Company or any of the Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-bribery or anti-corruption provisions of Applicable Law, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official”(as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its Affiliates have conducted their Businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(dd)	Cybersecurity. (i) Except as disclosed in the Public Disclosure Documents, there has been no material security breach or other compromise of or relating to any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of its customers, employees, suppliers, vendors and any third-party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other compromise to its IT Systems and Data; (ii) the Company is presently in compliance with all Applicable Laws or statutes and all judgments, Orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have a Material Adverse Effect; (iii) the Company has implemented and maintained commercially reasonable safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

(ee)	Intellectual Property. The Company and each of its Subsidiaries owns, licenses or otherwise has the right to use all material licenses, Authorizations, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operation of its Business, without infringement upon or conflict with the rights of any other Person with respect thereto (other than any intellectual property the absence of which or any such infringement upon or conflict with respect to which would not have a material impact on the Company’s and its Subsidiaries’ ability to develop, construct or operate the Material Projects and carry on the Business). No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary of the Company infringes upon or conflicts with any rights owned by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the Company’s knowledge, threatened.

(ff)	Environmental Compliance. Without limiting the generality of Section 3.1(r) and Section 3.1(z):

(i)	the Project Parties, including without limitation the conduct of operations at the Material Projects, have been and are in compliance in all material respects with all Environmental Laws;

(ii)	none of the Project Parties have used or permitted to be used, except in material compliance with all Environmental Laws and Project Authorizations, any of the Real Property to release, dispose, recycle, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance;

(iii)	the Real Property includes waste rock management facilities, a tailings impoundment, and other mining facilities that contain Hazardous Substances. During operations, Hazardous Substances will be generated. All such Hazardous Substances shall be managed in compliance in all material respects with all Environmental Laws;

(iv)	all Hazardous Substances on the Real Property, including Hazardous Substances generated in the conduct of operations at the Material Projects, shall be managed in compliance in all material respects with all Environmental Laws;

(v)	to the knowledge of the Company, none of the Project Parties nor any of the Real Property is subject to any pending or threatened:

(A)	material claim, notice, complaint, allegation, investigation, application, order, requirement or directive that relates to environmental, natural resources, Hazardous Substances or human health or safety matters, and which may require or result in any investigations, assessments, monitoring, clean-up, containment, work, repairs, rehabilitation, reclamation, remediation, construction, obligations, liabilities or expenditures or the mitigation, removal, storage, transportation, disposition or treatment of any Hazardous Substances (and, to the knowledge of the Company, there is no basis for such a claim, notice, complaint, allegation, investigation, application, order, requirement or directive), other than as disclosed in Schedule 3.1(ff)(v)(A); or

(B)	material allegation, demand, direction, Order, notice or prosecution with respect to any matter covered by Environmental Law applicable thereto including any laws respecting the use, storage, treatment, transportation, rehabilitation, reclamation, remediation or disposition of any Hazardous Substance (including without limitation tailings, waste rock, sediment from erosion, wastewater and surface water run-off) from the Project Real Property and none of the Project Parties have settled any allegation of non-compliance with Environmental Laws prior to prosecution;

(vi)	the Project Parties have made available to the Investor a true and complete copy of each material environmental audit, assessment, study or test of which it is aware in the last five years relating to the Real Property, including any environmental and social impact assessment study reports;

(vii)	to the knowledge of the Company, there are no material environmental liabilities in respect of the Company’s operations at the Material Projects; and

(viii)	as of the date hereof, there are no pending or, to the knowledge of the Company, proposed (in writing) changes to Environmental Laws or environmental Authorizations necessary to construct the Material Projects that would render illegal or materially restrict the conduct of operations at the Material Projects, or that could otherwise reasonably be expected to result in a Material Adverse Effect.

(gg)	Indigenous Matters. To the knowledge of the Company, no dispute between the Company and any local, native or indigenous group exists or is threatened or imminent with respect to any of the Company’s properties (including, without limitation, the Material Projects) or exploration activities. To the knowledge of the Company, there are no material land entitlement claims or indigenous land claims having been asserted or any legal actions relating to indigenous or community issues having been instituted with respect to its properties (including, without limitation, the Material Projects).

(hh)	Community Relationships. To the knowledge of the Company, there are no material complaints, issues, Proceedings, inquiries, protests, blockades or initiatives by non-governmental organizations, activist groups or similar entities or Persons, which are ongoing or anticipated which could have the effect of interfering, delaying or impairing the ability to explore, develop or operate the Material Projects.

(ii)	Labor Matters. There is currently no labor disruption or disputes with respect to the employees or consultants of the Company or any Subsidiaries and, to the Company’s knowledge, there are no labor disruptions or disputes imminent and the Company is not aware of any existing or imminent labor disturbances by the employees of any of its or any Subsidiary’s principal suppliers, manufacturers, customers or contractors, in either case (individually or in the aggregate), except as is not adversely affecting the exploration or development plans of the Company or the Subsidiaries or the carrying on of the Business. Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement and, to the knowledge of the Company, no action has been taken or is contemplated to organize any employees of the Company or the Subsidiaries.

(jj)	Compliance with Employment Laws. The Company and its Subsidiaries are in material compliance with all Applicable Laws respecting employment and labor, including employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labor relations, accessibility, and workers’ compensation. All employee benefit, pension, executive compensation, incentive compensation, stock compensation, retirement, supplementary retirement, health or other medical, dental, life or other similar plan, program, agreement or arrangement (“Employee Plans”) sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries for the benefit of their respective employees and their dependents have been established, registered (where required), funded (where required), invested (where required) and administered in accordance with, and are in good standing under, all Applicable Laws and the terms of such Employee Plans, in all material respects.

(kk)	Stock Option Plans. Each stock option and restricted stock unit granted by the Company under the Company’s incentive award plans was granted (i) in accordance with the terms of such plans and (ii) in the case of stock options, with an exercise price at least equal to the fair market value of the Common Shares on the date such stock option would be considered granted under GAAP and Applicable Law. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its financial results or prospects.

(ll)	Security. The Project Parties have implemented security practices and procedures at the Material Projects consistent with Good Industry Practice.

(mm)	Tax Matters. The Company and each Subsidiary has accurately prepared and timely filed in the manner prescribed by Applicable Law all U.S., foreign, federal, provincial, state and local Tax Returns that are required to be filed by it and has duly and timely paid all Taxes, assessments, governmental or other similar charges, including without limitation, all sales and use Taxes and all Taxes which the Company or any Subsidiary is obligated to withhold from amounts owing to employees, creditors and any third parties (whether or not such amounts are shown as due on any Tax Return). No deficiency assessment with respect to a proposed adjustment of the Company’s or any Subsidiary’s U.S. federal and state, or local or foreign Taxes is pending or, to the Company’s knowledge, threatened. The accruals and reserves on the books and records of the Company and the Subsidiaries in respect of Tax liabilities for any Tax period not finally determined are adequate to meet any assessments and related liabilities for any such period. Since the date of the most recent audited consolidated financial statements, the Company and each Subsidiaries has not incurred any liability for Taxes other than in the ordinary course of its business. There are no Encumbrances or liens (other than Permitted Encumbrances) with respect to Taxes outstanding against the assets, properties or business of the Company or any Subsidiary. There are no disputes, Proceedings, investigations, audits, assessments, reassessments or claims relating to Taxes now pending or to the knowledge of the Company, threatened against the Company or any Subsidiary. The Company and each Subsidiary does not have, and has never had, a permanent establishment in any country outside the United States or Canada, and neither the Company nor any Subsidiary is, or has ever been, subject to Tax in a jurisdiction outside the United States or Canada. None of the Company or any Subsidiary has ever been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(nn)	No Transfer Taxes. There are no stock or other transfer Taxes, stamp duties, capital duties or other similar duties, Taxes or charges under U.S. federal law or the laws of any state or any political subdivision thereof, including the State of Delaware, required to be paid in connection with the execution, delivery and performance of this Agreement or the issuance by the Company or sale by the Company of the Purchased Securities.

(oo)	Reserved.

(pp)	Financial Matters.

(i)	The Financial Statements and the notes thereto together with the independent auditors’ report thereon present fairly in all material respects the financial position as of the dates indicated and the cash flows and results of operations for the periods specified of the Company and its consolidated Subsidiaries; such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

(ii)	There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other Persons.

(iii)	The Company maintains (i) “effective internal control over financial reporting” as defined in, and in compliance with, Rules 13a-15 and 15d-15 under the Exchange Act, and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been no material weakness in its internal control over financial reporting (whether or not remediated).

(iv)	Since the date of the Financial Statements, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(v)	The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act), that are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(qq)	Related Party Transactions. As of the date hereof and other than as disclosed in the Company’s Form 10-KT for the nine-month transition period ended December 31, 2022, no Project Party has: (i) made any payment or loan to, or borrowed any moneys from or otherwise been indebted to, any related Person thereof (other than another Project Party); or (ii) been a party to any Contract with any related Person thereof, other than independent contractor or indemnification agreements entered into with officers or directors of such Project Party. Any transactions between a Project Party and a related Person have been completed on reasonable commercial terms that, considered as a whole, are not less advantageous to such Project Party, as the case may be, than if the transaction was with a Person dealing at arm’s length with such Project Party, as the case may be. For purposes of this Section 3.1(qq), the term “related person” shall have the meaning set forth in Item 404 of Regulation S-K.

(rr)	No Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than those reflected in the Financial Statements and those related to the Transaction Documents.

(ss)	Independent Accountant. Ham, Langston & Brezina, L.L.P., which has audited the Financial Statements, and Ernst & Young LLP are independent accountants with respect to the Company as required by Securities Laws and by the applicable rules of the Public Company Accounting Oversight Board.

(tt)	Absence of Change. Since December 31, 2022, there has been no event, change or effect which, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect.

(uu)	Books and Records. The minute books and corporate records of each of the Project Parties are true and correct in all material respects and contain all minutes of all meetings of the directors (or any committee thereof) and all resolutions of the shareholders or directors (or any committee thereof), as applicable, of the relevant Project Party.

(vv)	Litigation. There are no material Orders which remain unsatisfied against any Project Party or material consent decrees or injunctions to which any Project Party is subject. There are no material investigations or Proceedings at law or in equity or by or before any Governmental Body pending or, to the knowledge of the Company, threatened in writing against or directly affecting any Project Party (or any of its properties or assets) or otherwise having a material impact on the ability of the Project Parties to develop, construct or operate the Material Projects and, to the knowledge of the Company, there is no ground on which any such Proceeding might be commenced.

(ww)	Disclosure.

(i)	All information which has been prepared by or on behalf of the Company or its Subsidiaries relating to the Company or its Subsidiaries and their respective Businesses, properties and assets and disclosed in writing to the Investor is, as of the date of such information, true and correct in all material respects, and no material fact or facts have been omitted therefrom which would make such information materially misleading. All forecasts, projections and budgets which have been prepared by or on behalf of the Company or its Subsidiaries relating to the Company, its Subsidiaries and their respective Businesses, properties and assets and delivered to the Investor represent, in all material respects, the Company’s or its Subsidiaries’, as applicable, reasonable estimates and assumptions as to future performance, which the Company believes to be fair and reasonable as of the time made in the light of the then current and reasonably foreseeable business conditions. To the knowledge of the Company, there is no matter, thing, information, fact, data or interpretation thereof relative to the Company or its Subsidiaries, or their respective Businesses, properties and assets which would reasonably be expected to have a Material Adverse Effect that has not been disclosed to the Investor.

(ii)	Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Prospectus Supplement (including the documents incorporated by reference therein). The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

(iii)	The Company acknowledges and agrees that the Investor does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(xx)	Reserved.

(yy)	Statistical, Industry-Related and Market-Related Data. The statistical, industry-related and market-related data included in the Public Disclosure Documents are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and such data agree with the sources from which they are derived, in each case in all material respects.

(zz)	No Confidential Filings. The Company has not filed any report or other document with the Commission, the NYSE American, or any other self-regulatory authority which at the date hereof remains confidential.

(aaa)	No Finders. Neither the Company nor any of its Subsidiaries is party to any Contract that would give rise to a valid claim against the Company or the Investor for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

(bbb)	Bank Holding Company Act. The Company is not subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Company does not own or control, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. The Company does not exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ccc)	Investment Company. The Company is not and, after giving effect to application of the Subscription Proceeds, will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and is not and will not be an entity “controlled” by an “investment company” within the meaning of the Investment Company Act.

(ddd)	Regulation M Compliance. The Company has not taken and will not take, directly or indirectly, any action that is designed, or would reasonably be expected, to cause or result in a violation of Regulation M under the Exchange Act.

(eee)	Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of its directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including, without limitation, Section 402 related to loans and Sections 302 and 906 related to certifications.

(fff)	Application of Takeover Protections. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or would become applicable to the Investor as a result of the Investor and the Company fulfilling its obligations or exercising its rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Common Shares and the Investor’s ownership of the Common Shares.

3.2	Representations and Warranties of the Investor

The Investor, acknowledging that the Company is entering into this Agreement in reliance thereon, hereby represents and warrants to the Company as of the date hereof, as follows:

(a)	Organization and Powers. The Investor: (i) has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and (iii) was not created solely for the purpose of the subscriptions of the Purchased Securities contemplated by this Agreement.

(b)	Investor Status. At the time the Investor was offered the Purchased Securities, it was, and as of the date hereof it is, an “institutional accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

(c)	Authorization; No Conflict. The execution and delivery by the Investor of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate or other action on its part (and such authorizations remain in full force and effect) and do not and will not: (i) contravene any provision of its constating documents or any resolution of its shareholders or directors (or any committee thereof); or (ii) violate any Applicable Law.

(d)	Execution; Binding Obligation. This Agreement has been duly executed and delivered by the Investor, and constitutes a legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(e)	Consents. The Investor is not required to give any notice to, make any filing with or obtain any Authorization, Order or other approval of any Person in connection with the execution or delivery of or performance of its obligations under this Agreement.

3.3	Survival of Representations and Warranties

The representations and warranties made in this Agreement and in all certificates and documents delivered pursuant to or as contemplated by this Agreement shall survive the Closing Date for a period of two years and will not be mitigated, diminished or affected by any investigation or inquiry made by or on behalf of the party entitled to rely on such representation and warranty.

Article 4
COVENANTS

4.1	Mutual Covenants Regarding Closing

Each of the parties shall take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure the satisfaction of each of the conditions and covenants set forth in Sections 6.2 and 6.3 which are for the benefit of any other party.

4.2	Future Financing

(a)	At any time from the Closing Date until the earlier of (i) October 11, 2033, (ii) the date that is 24 months after the date the Company obtains all permits and planning approvals necessary for the construction of one of the deposits/properties that are part of the then-current Material Projects; and (iii) the closing of one financing package by the Company from third parties in the aggregate amount of at least $300,000,000 (excluding any proceeds of Exempt Offerings) and the receipt by the Company of such proceeds where the provisions outlined in Section 4.3 were complied with in connection with such financing (the “Financing Deadline”), if and when the Company requires financing for the purposes of financing the construction and development of the Company’s assets or for the acquisition of new assets by the Company (the “Financing Support”) the Company shall, by delivering a written request therefor to the Investor (a “Financing Request”), request up to $300,000,000 in the aggregate of additional financing from the Investor. Any Financing Request shall be delivered in a reasonable amount of time prior to the proposed funding date of the requested Financing Support (the “Financing Support Funding Date”) and shall specify the requested amount of such Financing Support, the requested Financing Support Funding Date and identify exceptions or qualifications, if any, to any of the representations and warranties contained herein and in the other Transaction Documents that would be required in order for such representations and warranties to be true and correct as of the date of the Financing Request. Notwithstanding the foregoing, the Company must achieve the milestones described in Schedule 4.2(a) prior to making a Financing Request solely relating to project financing.

(b)	Within [***] following delivery of a Financing Request delivered in compliance with Section 4.2(a), the Investor or an Affiliate thereof will prepare and deliver to the Company an indicative non-binding term sheet proposal setting forth indicative terms of the financing transaction (the “Financing Support Transaction”) pursuant to which the Financing Support may be advanced (each, a “Financing Term Sheet”), subject to the completion of updated due diligence, approval by the investment committee of the Investor (or its applicable Affiliate), the execution of a definitive written agreement in respect of such Financing Support and any other conditions reasonably required by the Investor. Financing Term Sheets may contemplate financing in the form of equity, debt, mezzanine financing, project financing, acquisition financing, production linked financing, and/or other forms of financing. [***]

4.3	Right to Match

(a)	Without limiting Section 4.2, neither the Company nor any of its Affiliates will enter into any definitive agreements in respect of financing of the Company or the Material Projects, including, but not limited to project financing or production linked financing of the Company or any acquisition financing or any other financing to fund the acquisition, directly or indirectly, of any new Project Real Property (each, a “Financing Transaction”), except in compliance with the terms and conditions set in this Section 4.3.

(b)	The parties agree that if, at any time from the Closing Date until the Financing Deadline, the Company receives an offer (whether written or oral) or otherwise intends to enter into an agreement, arrangement or understanding with any third party with respect to any Financing Transaction (a “Financing Offer”) the Company shall promptly notify the Investor in writing of such Financing Offer, including the financial and other terms and conditions of such Financing Offer (the “Transaction Notice”).

(c)	At any time prior to the expiration of [***] following the Investor’s receipt of the Transaction Notice (the “ROFO Review Period”), the Investor or any of its Affiliates (collectively referred to as the “Orion Group” in this Section 4.3) shall have the right to provide written notice to the Company indicating that the Orion Group wishes to match the Financing Offer and make an offer to the Company to enter into a Financing Transaction with a member of the Orion Group, setting forth the terms and conditions of the proposed Financing Transaction (an “Orion Transaction Offer”).

(d)	[***]

(e)	[***]

(f)	[***]

(g)	[***]

(h)	[***]

(i)	Notwithstanding anything contained in this Section 4.3 and subject to the following sentence, this Section 4.3 shall not apply to equity or unsecured convertible debt offerings completed by the Company that are conducted by the Company on a non-brokered basis or conducted by banks or brokers where the proceeds of such offerings will be used for the exploration or development of the Material Projects owned by the Company as of the date hereof (“Exempt Offerings”). The aggregate proceeds in all Exempt Offerings may be up to $200,000,000 until this Section 4.3 shall apply, of which no more than $50,000,000 may be in the form of unsecured convertible debt, and thereafter this Section 4.3 shall apply to equity or unsecured convertible debt offerings. Notwithstanding anything contained in this Section 4.3, sales pursuant to the Company’s Equity Distribution Agreement with BMO Capital Markets Corp. and Canaccord Genuity LLC, or any similar or replacement “at-the-market” sales agreement will be considered Exempt Offerings, however any offerings involving participation by Excluded Parties or any of their Affiliates will not be considered Exempt Offerings.

4.4	Liquidated Damages

(a)	If the Company breaches the terms of Section 4.3 in respect of any Financing Transaction, the Company shall pay to the Investor the Default Amount, in accordance with this Section 4.4. For greater certainty, a Default Amount shall be payable in respect of each Financing Transaction in respect of which the Company breaches the terms of Section 4.3.

(b)	In the event that a Default Amount becomes payable in accordance with Section 4.4(a), it shall be paid by the Company within five Business Days of written notice from the Investor that such material breach of the terms of Section 4.3 has occurred by wire transfer in immediately available funds to an account specified by the Investor in writing to the Company. The foregoing notice provided by the Investor will confirm the amount of the Default Amount. Notwithstanding the foregoing, the parties acknowledge that nothing in this Section 4.4 shall preclude the Investor from pursuing or obtaining any available remedies at law, specific performance or other equitable relief.

(c)	The Company and the Investor hereby acknowledge that the Default Amount is a payment of costs and liquidated damages which are a genuine pre-estimate of the costs and damages which the Investor will suffer or incur as a result of the event giving rise to such damages and is not a penalty.

4.5	ESG Matters

[***]

4.6	Survival of Covenants

The Investor and the Company agree that unless required to be performed on or prior to the Closing Date or unless otherwise expressly set forth herein, the covenants made pursuant hereto shall survive indefinitely.

Article 5
OTHER AGREEMENTS OF THE PARTIES

5.1	No Integration.

The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that the Company believes, acting in good faith and after consultation with the NYSE American, would be integrated with the offer or sale of the Common Shares for purposes of the rules and regulations of the NYSE American such that it would require shareholder approval prior to the Closing of such other transaction unless shareholder approval is obtained before the Closing of such subsequent transaction.

5.2	Securities Laws Disclosure; Publicity.

The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including this Agreement as an exhibit thereto on or before 8:30 a.m., New York City time, on the first Trading Day following the date of this Agreement. From and after the issuance of such press release, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company, or any of its officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company and the Investor shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Investor shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Investor, or without the prior consent of the Investor, with respect to any press release of the Company, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prompt prior notice of such public statement or communication. To the extent any such disclosure is required by law or the regulations of the NYSE American, the Company shall provide the Investor with prompt prior notice of such requirement so that the Investor may (a) seek appropriate relief to prevent or limit such disclosure, (b) furnish only that portion of the information which is legally required to be furnished or disclosed, and to the extent reasonably feasible, and (c) consult with the Company on content and timing prior to any such disclosure.

5.3	Indemnity by the Company

Subject to the provisions of this Section 5.3, the Company will indemnify and hold the Investor and its directors, officers, shareholders, members, partners, investment advisers, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who Controls the Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling Persons (the “Investor Party”) harmless from any and all Losses, including, but not limited to, all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that the Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any Action or claim instituted or made against the Investor Party in any capacity, by any shareholder of the Company who is not an Affiliate of the Investor Party or any other third party (including a derivative action brought on behalf of the Company) (a “Covered Action”), with respect to, or arising out of or resulting from, any of the transactions contemplated by the Transaction Documents. If any Covered Action shall be brought against the Investor Party in respect of which indemnity may be sought pursuant to this Agreement, the Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor Party. The Investor Party shall have the right to employ separate counsel in any such Covered Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such Covered Action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of the Investor Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to the Investor Party under this Agreement (y) for any settlement by the Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed, or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to the Investor Party’s willful misconduct, gross negligence or breach of any of the representations, warranties, covenants or agreements made by the Investor Party in this Agreement or in the other Transaction Documents. The Company shall not, without the prior written consent of the Investor Party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Investor Party of a release from all liability in respect to such Covered Action, and such settlement shall not include any admission as to fault on the part of the Investor Party. The indemnification required by this Section 5.3 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of the Investor Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

Article 6
CLOSING

6.1	Closing

(a)	The Closing will take place electronically, or at such location or in such other manner as the Company and the Investor may agree, at the Closing Time.

(b)	At the Closing, the Investor shall deliver, or cause to be delivered, to the Company:

(i)	payment of the Subscription Proceeds in accordance with Section 2.1(b);

(ii)	a certificate from a senior officer of the Investor certifying that the condition set forth in Section 6.2(a) has been satisfied; and

(iii)	the applicable Transaction Documents duly executed by the Investor and any of its Affiliates that are parties thereto.

(c)	At the Closing, the Company shall deliver, or cause to be delivered, to the Investor:

(i)	a certificate of good standing (or equivalent) with respect to the Company and each of the Subsidiaries issued the Business Day prior to the Closing Date;

(ii)	a certificate from a duly authorized officer of the Company certifying (A) the articles of incorporation and bylaws of the Company, (B) the incumbency of signing officers of the Company, and (C) the corporate resolutions of the Company approving the execution and delivery of, and performance of the Company’s obligations under, this Agreement;

(iii)	a certificate from the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(iv)	a customary legal opinion (including customary assumptions, qualifications and reliances) dated the Closing Date addressed to the Investor, in form and substance satisfactory to the Investor and its counsel, acting reasonably, from counsel to the Company with respect to corporate and securities matters of United States law relating to the transactions contemplated by this Agreement;

(v)	title opinion(s) from Bennett Main Gubbrud & Willert, P.C. addressed to the Investor (or an Affiliate thereof) in respect of the mineral claims and leases of mineral claims at the Company’s Maitland property, in form and substance satisfactory to the Investor, acting reasonably;

(vi)	evidence satisfactory to the Investor of the approval by the NYSE American for the listing of the Purchased Securities;

(vii)	a copy of the irrevocable instructions to the transfer agent of the Company instructing the transfer agent to deliver to the Investor or an Affiliate thereof (or a broker designated by the Investor) on an expedited basis via The Depository Trust Company Deposit or Withdrawal at Custodian system the Purchased Securities and delivery of the Purchased Securities in electronic format consistent with the foregoing;

(viii)	the Transaction Documents duly executed by the Company and any of its Subsidiaries that are parties thereto;

(ix)	a copy of all Material Project Authorizations and Material Contracts that have been entered into by the Closing Date, as applicable;

(x)	the Prospectus and the Prospectus Supplement (which may be delivered in accordance with Rule 172 under the Securities Act); and

(xi)	such other documentation as the Investor may reasonably request in form and substance satisfactory to the Investor, acting reasonably.

6.2	Conditions to Closing in Favor of the Company

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Time of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Company:

(a)	all representations and warranties of the Investor contained in this Agreement shall be true and correct on the date hereof and shall be true and correct in all material respects on the Closing Date as if made on and as the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date); the Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to Closing;

(b)	all approvals, consents and authorizations necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including the acceptance of the NYSE American for the listing of the Purchased Securities on the NYSE American (which shall be subject only to customary conditions);

(c)	the Investor shall have made, or caused to be made, all of the deliveries set out in Section 6.1(b);

(d)	the Royalty Agreement shall have been entered into by all of the parties thereto and the initial transaction thereunder shall have closed (or shall close concurrently with the Closing), in a manner satisfactory to the Company, acting reasonably;

(e)	no preliminary or permanent injunction or other Order issued by a Governmental Body, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement shall be in effect;

(f)	no Proceeding, at law or in equity, shall be pending or threatened by any Person, Governmental Body or the Commission to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement; and

(g)	no Order having the effect of suspending the issuance or ceasing the trading of any of the Common Shares issued or made by any Governmental Body, the Commission or stock exchange shall be in effect.

6.3	Conditions to Closing in Favor of the Investor

The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Time of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Investor:

(a)	the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Time;

(b)	all representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and shall be true and correct in all material respects on the Closing Date as if made on and as the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date);

(c)	there shall have been no change, event, occurrence, condition, circumstance, effect, fact or development which, individually or in the aggregate, has had, will have or would reasonably be expected to have a Material Adverse Effect;

(d)	from the date hereof to the Closing Date, trading in the Common Shares shall not have been suspended by the Commission or the NYSE American, nor shall suspension have been threatened either (A) in writing by the Commission or the NYSE American or (B) by falling below the minimum maintenance requirements of the NYSE American, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the NYSE American, nor shall a banking moratorium have been declared either by the United States or New York State authorities;

(e)	no stop order suspending the effectiveness of the Registration Statement or any part thereof, or preventing or suspending the use of the Prospectus or the Prospectus Supplement or any part thereof, shall have been issued, and no Proceedings for that purpose or otherwise under the Securities Act, shall have been initiated or threatened by the Commission, and no objection shall have been raised by the NYSE American with respect to the consummation of the transactions contemplated by this Agreement;

(f)	all approvals, consents and authorizations necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including the approval of the NYSE American for the listing of the Purchased Securities on the NYSE American;

(g)	the Company shall have made, or caused to be made, all of the deliveries set out in Section 6.1(c);

(h)	the Royalty Agreement shall have been entered into by all of the parties thereto and the initial transaction thereunder shall have closed (or shall close concurrently with the Closing), in a manner satisfactory to the Investor, acting reasonably;

(i)	no preliminary or permanent injunction or other Order issued by a Governmental Body, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement shall be in effect;

(j)	no Proceeding, at law or in equity, shall be pending or threatened by any Person, Governmental Body or the Commission to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement;

(k)	no Order having the effect of suspending the issuance or ceasing the trading of any of the Purchased Securities issued or made by any Governmental Body, the Commission or any stock exchange shall be in effect; and

(l)	the Closing shall have been completed within 45 days of the date hereof.

6.4	Waiver of Condition

The Company, in the case of a condition set out in Section 6.2, and the Investor, in the case of a condition set out in Section 6.3, will have the exclusive right to waive before the Closing Time the performance of or compliance with such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any other condition in whole or in part. Any such waiver will not constitute a waiver of any other conditions in favor of the waiving party. Such waiving party will retain the right to complete the transactions contemplated hereby and sue the other party in respect of any breach of the other party’s covenants or obligations or any inaccuracy or misrepresentation in a representation or warranty of the other party which gave rise to the non-performance of or non-compliance with the condition so waived.

Article 7
GENERAL PROVISIONS

7.1	Notices

(a)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by electronic communication or by hand-delivery as hereinafter provided. Any such notice, if sent by means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section. Notices and other communications shall be addressed as follows:

(i)	in the case of the Investor:

Orion Resource Partners (USA) LP
7 Bryant Park

1045 Avenue of the Americas, Floor 25
New York, NY 10018

Attention:      General Counsel
Email:             notices@orionrp.com

with a copy to (which shall not constitute notice):

Torys LLP

79 Wellington Street West, Suite 3000

Toronto, Ontario

M5K 1N2

Attention:      Michael Pickersgill
Email:             mpickersgill@torys.com

(ii)	in the case of the Company:

Dakota Gold Corp.
106 Glendale Drive, Suite A
Lead, SD 57754

Attention:      Chief Executive Officer
Email:             notices@dakotagoldcorp.com

with a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attention:      Brian Boonstra
Email:             brian.boonstra@dgslaw.com

(b)	or at such other address or email address as such party from time to time directs in writing to the other party.

(c)	Any notice or other communication given in accordance with this Section 7.1, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 p.m. at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by electronic mail as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 p.m. at the place of receipt; otherwise, it shall be deemed to have been validly and effectively given on the next Business Day following such date of transmission.

7.2	Callback Procedure

Notwithstanding any other provision of this Agreement, no notice, instruction or other communication relating to any change in any details of the Investor or the Company relating to payment (including the identity of such Person, receiving bank or receiving account number, broker, or broker account number), or in any details of such Person’s callback contact, will be valid, and shall not be complied with by any party unless:

(a)	written notice of the change is given in accordance with Section 7.1;

(b)	the Person giving notice of the change is not a callback contact further to Section 7.3;

such instruction is confirmed verbally by telephone or voice over internet protocol call, and not by writing in any form, between the Investor’s callback contact and the Company’s callback contact using the relevant details for that callback contact in Section 7.3, with such verbal confirmation being further confirmed to the callback contact of the party giving such instruction via a second written notice given by the callback contact of the party receiving such instruction in accordance with Section 7.1 contemporaneously with the completion of such verbal confirmation.

7.3	Callback Contact

The callback contacts for Section 7.2 are the following Persons with the following contact details, or such other Persons or contact details as the relevant party may notify from time to time in accordance with Section 7.2.

(a)	Callback contact for the Investor:

Name:      [***]
Email:      [***]
Telephone number: [***]

(b)	Callback contact for the Company:

Name:      [***]
Email:      [***]
Telephone number: [***]

7.4	Governing Law

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Actions or Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

7.5	Further Assurances

The Company shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, things, agreements, documents and instruments in connection with this Agreement as the Investor may reasonably request from time to time for the purpose of giving effect to the terms of this Agreement.

7.6	Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, this Agreement shall be interpreted as if such provision had not been a part hereof so that the invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remainder of this Agreement which shall be construed as if this Agreement had been executed without such provision. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

7.7	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter described herein. There are no warranties, conditions or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneously with, or after the entering into of this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, partners, employees or agents, where applicable, to the other party to this Agreement or its directors, officers, partners, employees or agents, where applicable, except to the extent that the same has been reduced to writing and included as a term of this Agreement.

7.8	Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the parties.

7.9	Waivers

The failure by any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of a party to enforce each and every provision. No waiver of any provision of this Agreement shall be held to be a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

7.10	Assignment

(a)	This Agreement shall enure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties’ rights or obligations under this Agreement as permitted under this Section.

(b)	The Company shall not assign all or any part of its rights, benefits or obligations under this Agreement without the prior written consent of the Investor, which may be unreasonably withheld.

(c)	The Investor may assign or transfer all or any part of its rights in respect of this Agreement to or in favor of any Person and have its corresponding obligations hereunder and thereunder assumed by such Person without the consent of the Company.

(d)	Any assignment made hereunder shall become effective when the Company has been notified thereof by the Investor and the Investor has received an acknowledgement from the assignee investor to be bound by this Agreement. Any such assignee shall be treated as a party to this Agreement for all purposes of this Agreement and shall be entitled to the full benefit hereof and thereof and shall be subject to the obligations of the Investor to the same extent as if it were an original party in respect of the rights assigned to it and obligations assumed by it and the Investor making such assignment shall be released and discharged accordingly.

(e)	Notwithstanding anything contained herein or the terms of any confidentiality agreement between the parties (or their respective Affiliates), the Investor may provide to any permitted assignee or transferee information, including confidential information, concerning this Agreement and the financial position and the operations of the Company and the other Project Parties as, in the reasonable opinion of the Investor, may be relevant or useful in connection with this Agreement or any portion thereof proposed to be acquired by such assignee or transferee, provided that each recipient of such information agrees not to disclose such information to any other Person.

(f)	In connection with any assignment pursuant to this Section 7.10, the Company agrees to enter into such documents as may reasonably be required by the Investor to evidence such assignment.

7.11	Third-Party Beneficiaries

Except as expressly provided otherwise herein, this Agreement is intended for the benefit of the parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision in this Agreement be enforced by, any other person.

7.12	Costs and Expenses

The Company shall pay to the Investor, within 10 days of receipt of an invoice from the Investor, all reasonable and documented out-of-pocket costs and expenses of the Investor incurred in connection with this Agreement, including, without limitation, all reasonable and documented costs and expenses incurred in connection with the Investor’s due diligence, including reasonable and documented legal, technical, human resource, market, geopolitical and mining consultants’ costs incurred by the Investor, and the evaluation, negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees, expenses and disbursements of legal counsel. The Investor shall be entitled to set-off any costs and expenses that are eligible to be reimbursed pursuant to this Section 7.12 by deducting such amounts (net of the $50,000 good faith deposit previously paid by the Company in respect of such costs, to the extent such deposit has already been paid) from the amount of the Subscription Proceeds that is to be paid to the Company at Closing.

7.13	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed (including electronically) and delivered in any number of counterparts (including by email), with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

OMF Fund IV SPV C LLC

By:	/s/ Oskar Lewnowski
Name: Oskar Lewnowski Title: CEO

DAKOTA GOLD CORP.

By:	/s/ Jonathan Awde
Name: Jonathan Awde Title: President, CEO and Director